STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-9

TERMS AGREEMENT

Dated: September 27, 2006

To:	Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of September 1, 2006 (the “Trust Agreement”).

Re:	Underwriting Agreement Standard Terms dated as of December 21, 2005 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2006-9.

Terms of the Series 2006-9 Certificates: Structured Adjustable Rate Mortgage Loan Trust Mortgage Pass-Through Certificates, Series 2006-9, Class 1-A1, Class 1-A2, Class 1-AX, Class 1-PAX, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A1X, Class 3-A1, Class 3-A2, Class II-AX, Class II-PAX, Class 4-A1, Class 4-A2, Class B1-I, Class B2-I, Class B3-I, Class B4-I, Class B5-I, Class B6-I, Class B1-II, Class B2-II, Class B3-II, Class B4-II, Class B5-II, Class B6-II, Class B7-II, Class B8-II, Class B9-II, Class P-I, Class P-II, Class P-III and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”). The primary assets of the Trust Fund on the Closing Date (as defined below) will consist primarily of four pools of conventional, first lien, adjustable rate, fully amortizing, residential mortgage loans having a total Scheduled Principal Balance (as defined in the Trust Agreement) as of the Cut-off Date of $657,917,135.00 (the “Mortgage Loans”). Only the Class 1-A1, Class 1-A2, Class 1-AX, Class 1-PAX, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A1X, Class 3-A1, Class 3-A2, Class II-AX, Class II-PAX, Class 4-A1, Class 4-A2, Class B1-I, Class B2-I, Class B3-I, Class B1-II, Class B2-II, Class B3-II, Class B4-II, Class B5-II, Class B6-II and Class R Certificates (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-133985.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 1-AX, Class 1-PAX, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A1X, Class 3-A1, Class 3-A2, Class II-AX, Class II-PAX, Class 4-A1, Class 4-A2, and Class R Certificates be rated “AAA” by Standard & Poor’s, A division of The McGraw-Hill Companies, Inc. (“S&P”) and by Fitch Ratings, Inc. (“Fitch” and together with S&P, the “Rating Agencies”); the Class B1-I be rated “AA” by Fitch; the Class B2-I Certificates be rated “A” by Fitch; the Class B3-I Certificates be rated “BBB” by Fitch; the Class B1-II Certificates be rated “AA” by Fitch and S&P; the Class B2-II Certificates be rated “AA” by Fitch and “AA-” by S&P; the Class B3-II Certificates be rated “A+” by Fitch and “A” by S&P; the Class B4-II Certificates be rated “A” by Fitch and “A-” by S&P; the Class B5-II Certificates be rated “BBB+” by Fitch and “BBB” by S&P and the Class B6-II Certificates be rated “BBB” by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the “Underwriter”) and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for each class of the Offered Certificates shall be the applicable Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

The Underwriter will sell the Offered Certificates to investors in offerings occurring within Member States of the European Economic Area in minimum initial total investment amounts of $100,000.

Cut-off Date: September 1, 2006.

Closing Date: 10:00 A.M., New York time, on or about September 29, 2006. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore.

Counsel: Dechert LLP will act as counsel for the Underwriter.

Closing Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the counsel for the Underwriter, Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By:
Name: Mary Stone Title: Vice President

Accepted:

STRUCTURED ASSET SECURITIES CORPORATION

By:

Name: Michael C. Hitzmann
Title: Senior Vice President

Schedule 1

Class	Initial Certificate Principal or Notional Amount(1)	Certificate Interest Rate	Purchase Price Percentage	Approximate Amount Purchased by Lehman Brothers Inc.
Class 1-A1	$160,912,000	Variable(3)	100%	$160,912,000
Class 1-A2	$9,438,000	Variable(3)	100%	$9,438,000
Class 1-AX	$89,728,655	Variable(4)	100%	$89,728,655
Class 1-PAX	$90,060,435	Variable(4)	100%	$90,060,435
Class 2-A1	$21,000,000	Variable(5)	100%	$21,000,000
Class 2-A2	$64,338,000	Variable(6)	100%	$64,338,000
Class 2-A3	$4,479,000	Variable(6)	100%	$4,479,000
Class 2-A1X	$21,000,000	Variable(7)	100%	$21,000,000
Class 3-A1	$114,905,000	Variable(8)	100%	$114,905,000
Class 3-A2	$12,729,000	Variable(8)	100%	$12,729,000
Class II-AX	$154,910,691	Variable(9)	100%	$154,910,691
Class II-PAX	$73,386,177	Variable(9)	100%	$73,386,177
Class 4-A1	$226,098,000	Variable(10)	100%	$226,098,000
Class 4-A2	$11,866,000	Variable(10)	100%	$11,866,000
Class B1-I	$3,775,000	Variable(3)	100%	$3,775,000
Class B2-I	$1,887,000	Variable(3)	100%	$1,887,000
Class B3-I	$1,438,000	Variable(3)	100%	$1,438,000
Class B1-II	$8,367,000	Variable(2)(11)	100%	$8,367,000
Class B2-II	$1,912,000	Variable(2)(11)	100%	$1,912,000
Class B3-II	$2,868,000	Variable(2)(11)	100%	$2,868,000
Class B4-II	$1,195,000	Variable(2)(11)	100%	$1,195,000
Class B5-II	$1,673,000	Variable(2)(11)	100%	$1,673,000
Class B6-II	$1,673,000	Variable(2)(11)	100%	$1,673,000
Class R	$1	Variable(3)	100%	$100

__________
(1)	These balances and initial interest rates are approximate, as described in the prospectus supplement.
(2)	These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.
(3)
The Class 1-A1, Class 1-A2, Class R, Class B1-I, Class B2-I and Class B3-I Certificates will bear interest based on an interest rate equal to the Net WAC for pool 1 less 0.867410454% for each distribution date on or prior to the distribution date in July 2013. Beginning with the distribution date in August 2013 and for each distribution date thereafter, the Class 1-A1, Class 1-A2, Class R, Class B1-I, Class B2-I and Class B3-I Certificates will bear interest based on an interest rate equal to the Net WAC for pool 1, as described in the prospectus supplement.

(4)
The Class 1-AX and Class 1-PAX Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest based on an interest rate of 0.867410454% on their respective notional amounts, as described in the prospectus supplement. After the distribution date in July 2013, the Class 1-AX and Class 1-PAX Certificate will no longer be entitled to distributions of any kind.

(5)
The Class 2-A1Certificate will bear interest based at an interest rate equal to the Net WAC for pool 2 less 0.749596927% for each distribution date on or prior to the distribution date in August 2016. Beginning with the distribution date in September 2016 and for each distribution date thereafter, the Class 2-A1 Certificate will bear interest based on an interest rate equal to the Net WAC for pool 2.

(6)
The Class 2-A2 and Class 2-A3 Certificates will bear interest based at an interest rate equal to the Net WAC for pool 2 less 0.669596927% for each distribution date on or prior to the distribution date in August 2016. Beginning with the distribution date in September 2016 and for each distribution date thereafter, the Class 2-A2 and Class 2-A3 Certificates will bear interest based on an interest rate equal to the Net WAC for pool 2

(7)
The Class 2-A1X Certificate will be interest-only certificate; it will not be entitled to payments of principal and will accrue interest based on an interest rate of 0.080% on its notional amount, as described in the prospectus supplement. After the distribution date in August 2016, the Class 2-A1X Certificate will no longer be entitled to distributions of any kind.

(8)
The Class 3-A1 and Class 3-A2 Certificates will bear interest based at an interest rate equal to the Net WAC for pool 3 less 0.599887871% for each distribution date on or prior to the distribution date in August 2016. Beginning with the distribution date in September 2016 and for each distribution date thereafter, the Class 3-A1 and Class 3-A2 Certificates will bear interest based on an interest rate equal to the Net WAC for pool 3.

(9)
The Class II-AX and Class II-PAX Certificates will be interest-only Certificates; they will not be entitled to payments of principal and will be entitled to the interest accrued on their related components as described in the prospectus supplement. For the first Distribution Date, the components comprising each of the Class II-AX and Class II-PAX Certificates will accrue interest at an average rate of approximately 0.630% and 0.635%, respectively. After the distribution date in August 2016, the Class II-AX and Class II-PAX certificates will no longer be entitled to receive distributions of any kind.

(10)	The Class 4-A1 and Class 4-A2 Certificates will bear interest based at an interest rate equal to the Net WAC for pool 4.
(11)	The Class B1-II, Class B2-II, Class B3-II, Class B4-II, Class B5-II and Class B6-II Certificates will bear interest based on an interest rate equal to the pool 2-4 underlying subordinate rate.